Exhibit 99.1

NEWS RELEASE

For Immediate Release
Contact: Wendy Wilson 262-636-8434 w.wilson@na.modine.com

Modine Updates Outlook for Fiscal 2007 Fourth Quarter

RACINE, Wis., March 22, 2007- Modine Manufacturing Company (NYSE: MOD), a diversified global leader of thermal management technologies and solutions, today provided an updated outlook into its Fiscal 2007 preliminary fourth quarter results, which are expected to be reported on Wednesday, May 2, 2007. The company currently expects that earnings for the Fiscal 2007 fourth quarter will be at or below the break-even level. Several factors, most of which were identified in the company’s pervious outlook, will contribute to these results.

As furnished in its previous outlook, the company is experiencing a slower than anticipated start-up of business from a new truck customer in the U.S, as this customer works through its inventory of engines manufactured prior to January 1, 2007. Also previously mentioned, the company will record a one-time charge related to its continuing repositioning program.

Since Modine’s outlook was provided in January, 2007, the price per ton of nickel, a raw material used in the company’s high performance products, has increased by approximately 47 percent. Further, the company now expects to take a reserve for certain warranty events in its European business. The company will provide more insight into these factors, as well as on additional, positive, trends for its fiscal year on its year-end conference call scheduled for May 2, 2007.

David B. Rayburn, Modine’s President and Chief Executive Officer, said, “Despite these challenging and unusual items, we are encouraged with the progress we’ve made executing our five-point repositioning program. We are on target with each of the program’s elements. We are also encouraged by our continued ability to generate strong cash flows through this quarter and for the year. We continue to operate from a position of strength, and we are confident we will achieve our growth and ROACE* goals over the next several years, and provide improved returns to our shareholders.”

Founded in 1916, with fiscal 2006 revenues from continuing operations of $1.6 billion, Modine specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilating, and air conditioning) equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. Based in Racine, Wisconsin, the company has more than 9,000 employees at 34 facilities in 15 countries worldwide. For information about Modine, visit www.modine.com.

EDITOR’S NOTE: * ROACE - Return on Average Capital Employed

Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those regarding the benefits of Modine’s cost savings plans are based upon Modine’s current expectations. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, international economic changes and challenges; continued market acceptance and demand for Modine’s products and technologies; and other factors affecting Modine’s business prospects discussed in filings made by Modine, from time to time, with the SEC including the factors discussed in Item 1A, Risk Factors, and the "Cautionary Factors" section in Item 7 of the Company's most recent Annual Report on Form 10-K and its periodic reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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